Exhibit 4.3

Macy’s Retail Holdings, LLC, an Ohio limited liability company
(as successor to Macy’s Retail Holdings, LLC, a Delaware limited liability company),
Macy’s, Inc., a Delaware corporation
(as successor to The May Department Stores Company, a Delaware corporation)
and
The Bank of New York Mellon Trust Company, National Association, as Trustee
Fifth Supplemental Trust Indenture
Dated as of July 10, 2020
Supplementing that certain
Indenture
among
Macy’s Retail Holdings, LLC, an Ohio limited liability company
(successor to Macy’s Retail Holdings, LLC, a Delaware limited liability company),
Macy’s, Inc., a Delaware corporation
(successor to The May Department Stores Company, a Delaware corporation)
and
The Bank of New York Mellon Trust Company, National Association
(as successor to J.P. Morgan Trust Company, N.A.,
as successor to Bank One Trust Company N.A.,
as successor to The First National Bank of Chicago), as Trustee
Dated as of June 17, 1996
Fifth Supplemental Trust Indenture
FIFTH SUPPLEMENTAL TRUST INDENTURE, dated as of July 10, 2020 (this “Supplemental Indenture”), by and among Macy’s Retail Holdings, LLC (as successor by conversion to Macy’s Retail Holdings, LLC, a Delaware limited liability company, as successor by merger of Macy’s Retail Holdings, Inc., a New York corporation which was formerly known as Federated Retail Holdings, Inc. and The May Department Stores Company), an Ohio limited liability company (the “Company”), Macy’s, Inc. (formerly known as Federated Department Stores, Inc. which was successor to The May Department Stores Company, a Delaware corporation), a corporation duly organized and existing under the laws of the State of Delaware (the “Guarantor”), and The Bank of New York Mellon Trust Company, National Association (as successor to J.P. Morgan Trust Company, N.A., as successor to Bank One Trust Company N.A. and as successor to The First National Bank of Chicago), as Trustee (the “Trustee”), supplementing that certain Indenture, dated as of June 17, 1996, as supplemented by the First Supplemental Trust Indenture, dated as of August 30, 2005, the Second Supplemental Indenture, dated as of May 28, 2020, the Third Supplemental Indenture dated as of June 3, 2020 and the Fourth Supplemental Indenture, dated as of June 26, 2020, each among the Company, the Guarantor and the Trustee (as supplemented hereby, the “Indenture”).
RECITALS:
A. The Company has sought consents from Holders of the Company’s (i) 6.65% Senior Debentures due 2024, (ii) 6.7% Senior Debentures due 2028, (iii) 8.75% Senior Debentures due 2029, (iv) 7.875% Senior Debentures due 2030, (v) 6.9% Senior Debentures due 2032 and (vi) 6.7% Senior Debentures due 2034 (collectively, the “Notes”), each issued under the Indenture, pursuant to a consent solicitation statement, dated June 23, 2020 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”) to make certain amendments to certain provisions of the Indenture, as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”).
B. Pursuant to Section 802 of the Indenture, the Company, the Guarantor and the Trustee may amend or supplement the Indenture as contemplated by this Supplemental Indenture (i) with the consent of the Holders of a majority in principal amount of the Outstanding Securities or (ii) in case less than all of the several series of Securities then outstanding are affected by such addition, change, elimination or modification, with the consent of the Holders of not less than a majority in principal amount of each series so affected (the “Requisite Consents”).
C. The Company has obtained the Requisite Consents to the Amendments with respect to each series of Notes upon the terms and subject to the conditions set forth in the Consent Solicitation Statement.
D. All things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Guarantor, in accordance with its terms, have been done.
E. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.
Now, Therefore, This Supplemental Indenture Witnesseth:
In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I. EFFECTIVE DATE AND AMENDMENTS.
Section 1.1. - Effective Date.
This Supplemental Indenture shall become effective on the Effective Date (as defined under Section 1.2). At and after the Effective Date, this Supplemental Indenture shall be effective and binding in all respects, the Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Guarantor, the Trustee and the Holders of the Notes shall be bound by the Indenture, as supplemented by this Supplemental Indenture.
Section 1.2. - Definitions.
Effective on and after the Supplemental Indenture Operative Date (as defined under Section 1.4):

a)	The definition of “Consolidated Net Tangible Assets” in Section 101 of the Indenture is hereby amended and restated in its entirety to read as follows:
“Consolidated Net Tangible Assets” means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses, and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

b)	The following definitions are hereby added to Section 101 of the Indenture in alphabetical order:
“Bank Facilities” means the Credit Agreement, dated as of May 9, 2019, as amended by Amendment No. 1 to Credit Agreement dated as of June 8, 2020, in each case, among the Company, Macy’s Inc., the lenders party thereto and Bank of America, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Effective Date” means the date of effectiveness of the supplemental indenture executed in connection with the solicitation of consents of Holders pursuant to the Consent Solicitation Statement of the Company, dated June 23, 2020.
“Existing Indebtedness” means (a) the Company’s 3.45% Senior notes due 2021; the Company’s 6.375% Senior notes due 2037; the Company’s 6.9% Senior debentures due 2029; the Company’s 6.7% Senior debentures due 2034; the Company’s 6.65% Senior debentures due 2024; the Company’s 7.0% Senior debentures due 2028; the Company’s 8.75% Senior debentures due 2029; the Company’s 6.9% Senior debentures due 2032; the Company’s 6.7% Senior debentures due 2028; the Company’s 7.875% Senior debentures due 2030; the Company’s 6.79% Senior debentures due 2027; the Company’s 10.25% Senior debentures due 2021; the Company’s 7.6% Senior debentures due 2025; the Company’s 9.5% amortizing debentures due 2021; the Company’s 9.75% amortizing debentures due 2021; the Company’s 3.875% Senior notes due 2022; the Company’s 5.125% Senior notes due 2042; the Company’s 2.875% Senior notes due 2023; the Company’s 4.3% Senior notes due 2043; the Company’s 4.375% Senior notes due 2023; the Company’s 3.625% Senior notes due 2024; the Company’s 4.500% Senior notes due 2034; and the other secured Indebtedness of the Company or secured or unsecured Indebtedness of its Restricted Subsidiaries existing on December 10, 2015; and (b) the Company’s guarantee of the 2025 Secured Notes.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and The American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by any other entity or successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Permitted Liens” means:
(a) Liens (other than Liens on inventory) securing
(A) Existing Indebtedness;
(B) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less (i) principal payments actually made by the Company on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(I) below) and (ii) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(I) below), except that under no circumstances shall the total allowable indebtedness under this clause (a)(B) be less than $2,153.1 million (subject to increase from and after the Effective Date at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing the Company and its Subsidiaries with working capital, including without limitation, bankers’ acceptances, letters of credit, and similar assurances of payment whether as part of the Bank Facilities or otherwise;
(C) Indebtedness existing as of the date hereof of any Subsidiary of the Company engaged primarily in the business of owning or leasing real property;
(D) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures;
(E) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement;
(F) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition;
(G) to the extent deemed to be “Indebtedness”, obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory);
(H) other Indebtedness in outstanding amounts not to exceed, in the aggregate, the greater of $750.0 million and 12.5% of Consolidated Net Tangible Assets of the Company and the Restricted Subsidiaries at any particular time; and
(I) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of the Company or the Restricted Subsidiaries; provided that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents);
(b) Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended;
(c) Liens securing performance, surety and appeal bonds and other obligations of like nature incurred in the ordinary course of business;
(d) Liens on goods and documents securing trade letters of credit;
(e) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings;
(f) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP;
(g) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business;
(h) Liens on property existing at the time such property is acquired;
(i) purchase money Liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;
(j) Liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired;
(k) Liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (i) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; and
(l) without limiting the ability of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Company to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.
The amendments to the Indenture described in this Section 1.2 will automatically be operative to amend the Indenture on the Supplemental Indenture Operative Date, as set forth under Section 1.4 below. For the avoidance of doubt, unless and until the Supplemental Indenture Operative Date occurs, the amendments set forth in this Section 1.2 will not become operative, and the terms of the Indenture will remain as in effect on the date hereof.
Section 1.3. - Covenants.
Effective on and after the Supplemental Indenture Operative Date, Section 905 (Limitation on Liens) of the Indenture is hereby amended and restated in its entirety to read as follows:
The Company will not, and will not permit any Restricted Subsidiary to mortgage, pledge, or create (by merger or otherwise) any lien, security interest, conditional sale or other title retention agreement or other similar encumbrances (“Liens”) upon any of their respective assets, other than Permitted Liens, unless the Securities shall be secured at least equally and ratably with the Indebtedness thereby secured (for the purpose of providing such equal and ratable security the principal amount of the Securities shall mean and shall not be less than that principal amount which could be declared to be due and payable pursuant to Section 502 on the date of the making of such effective provision and the extent of such equal and ratable security shall be adjusted, to the extent permitted by law, as and when said principal amount changes over time pursuant to Section 502 and any other provision hereof) so long as any such Indebtedness is so secured.
If the Company shall hereafter be required to secure the Securities at least equally and ratably with any other Indebtedness pursuant to this Section, (i) the Company will promptly deliver to the Trustee and Officers’ Certificate stating that such covenant has been complied with and an Opinion of Counsel stating that in the opinion of such counsel such covenant has been complied with and that any instruments executed by the Company or any Restricted Subsidiary in the performance of such covenant comply with the requirements of such covenant, and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Holders so secured.
The amendments to the Indenture described in this Section 1.3 will automatically be operative to amend the Indenture with respect to the Notes on the Supplemental Indenture Operative Date, as set forth under Section 1.4 below. For the avoidance of doubt, unless and until the Supplemental Indenture Operative Date occurs, the amendments set forth in this Section 1.3 will not become operative with respect to the Notes, and the terms of the Indenture will remain as in effect on the date hereof.
Section 1.4. - Operative Date.
The amendments in Sections 1.2 and 1.3 will become operative as of the date and time (the “Supplemental Indenture Operative Date”) the Company shall have made the payment of the Consent Fee (as defined in the Consent Solicitation Statement).
The Company agrees to notify the Trustee in writing of the occurrence of the Supplemental Indenture Operative Date promptly after the occurrence thereof. Unless and until the Trustee receives any such notification, the Trustee may conclusively presume that the amendments in Sections 1.2 and 1.3 shall not have become operative.
ARTICLE II. MISCELLANEOUS.
Section 2.1. - Reference to and Effect on the Indenture.
This Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (a) incorporated by reference in this Supplemental Indenture and (b) ratified, confirmed and approved.
Section 2.2. - Supplemental Indenture May be Executed in Counterparts.
This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 2.3. - Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MACY’S RETAIL HOLDINGS, LLC
By:    /s/ Josh Juran
    Name: Josh Juran
    Title: Vice President

MACY’S INC.
By:    /s/ Elisa D. Garcia
    Name: Elisa D. Garcia
    Title: Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY
By:    /s/ Mitchell L. Brumwell
    Name: Mitchell L. Brumwell
Title: Vice President